June 19, 1995

PSC Inc.
675 Basket Road
Webster, NY 14580

RE:  Registration Statement on Form S-8 (No.___________)

Gentlemen:

       You have requested our opinion as counsel for PSC Inc., a New York corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated hereunder, of 1,750,000 common shares of the Company, $.01 par value (the "Common Stock") which will from time to time be issued to certain employees, officers, consultants and non-employee directors of the Company and its subsidiairies upon the exercise of options to purchase such Common Stock granted or to be granted pursuant to the 1994 Stock Option Plan adopted by the Company (the "Option Plan").

       We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission (the "Registration Statement"). We further have examined the Restated Certificate of Incorporation, as amended, of the Company, the by-laws of the Company, as amended, and the corporate proceedings taken to authorize the Option Plan, the granting of options to purchase such Common Stock under the Option Plan, and the issuance and sale of the Common Stock upon exercise of such stock options granted by the Company.

       Based upon the foregoing, we are of the opinion that:

       1.The Company has been duly organized and is a validly existing corporation under the laws of the State of New York.

       2.All necessary action has been taken by the Board of Directors and shareholders of the Company to authorize the Option Plan including the granting of options to purchase such Common Stock under the Option Plan and the issuance and sale of the Common Stock upon exercise of such stock options granted by the Company.

       3.When certificates for the Common Stock have been delivered against payment of the purchase price therefor upon exercise of such stock options, such Common Stock will be duly authorized and validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we further consent to the reference made to us under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                                                   Very truly yours,

                                                  BOYLAN, BROWN, CODE,
                                              FOWLER, VIGDOR & WILSON, LLP